Exhibit 99.2

pp 12 through 13 of definitive proxy statement

Compensation of Directors

ClearSign’s director compensation program for independent directors consists of cash and equity-based compensation. The equity component of the Company’s director compensation program is designed to build an ownership stake in the Company while conveying an incentive to directors relative to the returns recognized by our shareholders.

Under provisions adopted by the Board of Directors, each independent director receives quarterly compensation of $12,500 in cash and $12,500 worth of common stock. Common stock is granted annually at the last sale price of the Company’s stock on the date of grant and escrowed for quarterly distribution.

The Company's non-independent directors currently do not receive an annual stipend. All directors are reimbursed for ordinary and reasonable expenses incurred in exercising their responsibilities in accordance with the Company’s expense reimbursement procedure applicable to all employees of the Company.

The independent directors are not eligible to participate in the Company’s employee benefit plans, including the retirement plan.